EXHIBIT 11
                                CENTURYTEL, INC.
                       COMPUTATIONS OF EARNINGS PER SHARE
                                   (UNAUDITED)
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                                                          Three months             Six months
                                                         ended June 30,          ended June 30,
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                                                        2000        1999        2000        1999
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                                                          (Dollars, except per share amounts,
                                                                and shares in thousands)

Income (Numerator):
Net income                                          $  57,845     53,462      107,129     114,567
Dividends applicable to preferred stock                   (99)      (102)        (199)       (204)
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Net income applicable to common stock                  57,746     53,360      106,930     114,363
Dividends applicable to preferred stock                    99        102          199         204
Interest on convertible securities, net of taxes           33         63           66         126
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Net income as adjusted for purposes of computing
  diluted earnings per share                        $  57,878     53,525      107,195     114,693
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Shares (Denominator):
Weighted average number of shares:
     Outstanding during period                        140,370    139,321      140,269     138,944
     Employee Stock Ownership Plan shares not
       committed to be released                          (375)      (469)        (395)       (489)
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Number of shares for computing basic
  earnings per share                                  139,995    138,852      139,874     138,455

Incremental common shares attributable to
  dilutive securities:
     Conversion of convertible securities                 707      1,019          707       1,019
     Shares issuable under stock option plan            1,030      1,590        1,148       1,771
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Number of shares as adjusted for purposes of
  Computing diluted earnings per share                141,732    141,461      141,729     141,245
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Basic earnings per share                            $     .41        .38          .76         .83
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Diluted earnings per share                          $     .41        .38          .76         .81
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